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                                                                    Exhibit 5(b)

(212) 455-2000



                                       March 27, 1998




PP&L Resources, Inc.
Two North Ninth Street
Allentown, Pennsylvania 18101

Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-3 (the "Registration Statement") of PP&L Resources, Inc. (the "Company"), relating to 6,500,000 shares of the Common Stock, par value $.01 per share, of the Company (the "Shares") to be registered under the Securities Act of 1933, as amended (the "Act"), in connection with the Company's Dividend Reinvestment Plan (the "Plan"), we wish to advise you as follows:

        We are of the opinion that the Shares to be acquired by participants in the Plan that are purchased in the open market or from other participants have been legally issued and are fully paid and nonassessable and that, when appropriate action has been taken by the Board of Directors or the Executive Committee of the Board of Directors of the Company and when such Shares have been issued and sold and the purchase price paid therefor, any newly issued Shares to be acquired by participants in the Plan will be legally issued, fully paid and nonassessable.
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PP&L Resources, Inc.                -2-                      March 27, 1998


        We are members of the Bar of the State of New York. Insofar as this opinion relates to matters governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Michael A. McGrail, Esq., to be filed as an exhibit to the Registration Statement.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.
                                       Very truly yours,


                                       /s/ Simpson Thacher & Bartlett

                                       SIMPSON THACHER & BARTLETT